EXHIBIT 14

Sopak AG

September 21, 2012

Yamalco Investments Limited
Agiou Nikolao
41-49, Nimeli Court, Block C
3rd Floor
Egkomi, Nicosia, Cyprus

Attn:    Director

Fax:      +357-22-45-9345

Young Energy Prize S.A.
7 Rue Thomas Edison
L-1445 Strassen
Grand Duchy of Luxembourg

Attn:   President and CEO

Fax:     +352-27-02-1200

Re:          Notice of Default under Loan Facility Agreement

Ladies and Gentlemen:

Reference is made to the Loan Facility Agreement, dated July 7, 2009 (as amended from time to time, the “Loan Agreement”), between Sopak AG, as lender (“Sopak”) and Yamalco Investments Limited, as borrower (“Yamalco”) and the Pledge and Security Agreement, dated as of July 7, 2009 (as amended from time to time, the “Pledge Agreement”) between Young Energy Prize S.A., as pledgor (“YEP”) and Sopak, as pledgee.

As you are aware, Yamalco is in continuing default of its obligations under the Loan Agreement by virtue of its failure to pay all amounts (principal, interest and fees) owed to Sopak thereunder when due. In furtherance of the foregoing, Sopak hereby declares that (i) an Event of Default has occurred and is continuing under both the Loan Agreement and the Pledge Agreement (as such term is defined in each of those agreements), (ii) the sum of US$18,324,027.77, which represents all amounts now due to Sopak under the Loan Agreement (not including interest, fees and expenses which may accrue hereafter) is immediately due and payable, (iii) Sopak has no further obligations to Yamalco under the Loan Agreement and (iv) concurrently with the delivery of this notice, Sopak will exercise its rights under the Pledge Agreement (a) to transfer the Collateral (as defined in the Pledge Agreement) into Sopak’s name, (b) to receive dividends and distributions declared and paid by Magellan Petroleum Corporation in respect of the Collateral and (c) to exercise voting rights in respect of the Collateral.

Sopak reserves all other rights it may have now or in the future under the Loan Agreement, the Pledge Agreement, all related agreements and applicable law including, without limitation, the right to effect a subsequent disposition of the Collateral in accordance with the terms of the Pledge Agreement.

SOPAK AG

By:	/s/ Ann Ormsby
Name:	Ann V. Ormsby
Title:	Authorised Signatory under P.O.A

cc:	Batha Invest Limited Nab. Tarasa Shevchenko, 23a, sector B 121151 Moscow Russian Federation Attn: Managing Director Fax: +7495-653-8402